News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788
Contact:

Charles P. Hadeed, President and COO
John J. Zimmer, Vice President of Finance and CFO	Van Negris / Lexi Terrero
Transcat, Inc.	Van Negris & Company, Inc.
585-352-7777	212-759-0290
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2007
Second Quarter and First Half Results;
Net Sales Increase by 5.2% and 7.8% Respectively
ROCHESTER, NY — October 10, 2006 — Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2007 second quarter and first half ended September 23, 2006.

Fiscal Year 2007 Second Quarter and First Half Overview
•	Net sales increased 5.2% to $14.9 million in the fiscal year 2007 second quarter and 7.8% to $30.4 million in the fiscal year 2007 first half.

•	Operating income for the fiscal year 2007 second quarter was $0.5 million, which was comparable to operating income for the fiscal year 2006 second quarter. For the fiscal year 2007 first half, operating income was $0.9 million, which was also comparable to operating income for the first half of fiscal year 2006.

•	FAS123R stock option expenses were $0.1 million for the fiscal year 2007 second quarter and $0.2 million for the fiscal year 2007 first half. FAS123R was adopted at the beginning of fiscal 2007; therefore there were no corresponding expenses in fiscal year 2006.

•	Net income of $0.2 million for the fiscal year 2007 second quarter, which included a provision for income taxes of $0.1 million, decreased by $0.1 million from the fiscal year 2006 second quarter, which did not include a provision for income taxes. Net income for the fiscal year 2007 first half, which included a provision for income taxes of $0.2 million, was $0.4 million compared to net income of $0.5 million for the same period in fiscal year 2006, which did not include an income tax provision.

•	Earnings per share for the fiscal year 2007 second quarter were $0.03 per diluted share compared to $0.05 per diluted share for the fiscal year 2006 second quarter. Earnings per share for the fiscal year 2007 first half were $0.05 per diluted share compared to $0.07 per diluted share for the fiscal year 2006 first half.
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Transcat, Inc.
Page Two - October 10, 2006
•	Distribution Products - Net sales increased 5.0% to $9.9 million in the fiscal year 2007 second quarter from $9.4 million in the fiscal year 2006 second quarter. Distribution Products gross profit ratio for the fiscal year 2007 second quarter increased 0.2 points to 24.9% from the fiscal year 2006 second quarter. However, the fiscal year 2006 second quarter included product purchase rebates of $0.1 million in excess of what was recorded in the fiscal year 2007 second quarter. For the fiscal year 2007 first half, the gross profit ratio, excluding the impact of rebates, was comparable to the fiscal year 2006 first half.

•	Calibration Services - Net sales increased 5.8% to $5.0 million in the fiscal year 2007 second quarter from $4.7 million in the fiscal year 2006 second quarter. Calibration Services gross profit ratio decreased 5.6 points to 21.7% from the fiscal year 2006 second quarter. For the fiscal year 2007 first half, Calibration Services net sales increased 6.1% to $10.0 million from $9.4 million. For the fiscal year 2007 first half, Calibration Services gross profit margin decreased by 5.6 points to 22.4% from the fiscal year 2006 first half.
Operations Review
Carl E. Sassano, Chairman of the Board and Chief Executive Officer, stated: “I am pleased to report continued revenue growth in both Distribution Products and Calibration Services sales in the fiscal year 2007 second quarter.
“On a year-to-date basis, our Distribution Products sales are up 8.6% over the prior year, consistent with our expectations. The Transcat 2007 Master Catalog was distributed in September and we have a number of additional marketing initiatives underway to support our Distribution Products business.
“For the first half of the fiscal year 2007, 97% of our Calibration Services sales growth and 48% of our growth in cost of services sold were attributable to the acquisition of NWCI which we acquired in the fourth quarter of fiscal 2006. Excluding NWCI, growth in our Calibration Services business continues to fall short of our expectations. Increases in our operating costs along with relatively flat revenue have had a negative impact on our Calibration Services gross profit margin. During the second quarter, we continued to make changes in our sales and marketing organizations and selling processes to improve our growth rate in this segment.”
Looking Ahead
Mr. Sassano continued: “For fiscal year 2007, we expect to build on the solid foundation that has been established over the previous four years, with continued growth in revenues. We expect the business overall will experience growth in fiscal year 2007 similar to that of fiscal year 2006.
“We are focused on maximizing gross margin from our Distribution Products sales while maintaining sales growth in the high single digits in fiscal year 2007. A core strategy for Distribution Products growth is to identify customers who have a high potential demand for Calibration Services.
“We are also focused on growth in our Calibration Services business in fiscal year 2007 to leverage the investments we have made and improve our gross margin. We continue to believe that bundling our Distribution Products sales and Calibration Services provides significant value to our customers and gives us both competitive advantages and operating efficiencies.
“In fiscal year 2002, we divested Transmation Products Group and were precluded from recognizing the gain for accounting purposes until certain conditions were met. We anticipate that those conditions will be met in the third quarter of the fiscal year 2007, and therefore we expect to recognize a non-cash gain of $1.5 million in that quarter.”
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Transcat, Inc.
Page Three - October 10, 2006
Fiscal Year 2007 Second Quarter Financial Summary
For the fiscal year 2007 second quarter, net sales were $14.9 million, an increase of $0.7 million or 5.2%, compared with net sales of $14.1 million for the fiscal year 2006 second quarter. Distribution Products net sales for the fiscal year 2007 second quarter were $9.9 million, an increase of $0.5 million or 5.0%, compared with net sales of $9.4 million for the fiscal year 2006 second quarter. Calibration Services net sales for the fiscal year 2007 second quarter were $5.0 million, an increase of $0.3 million or 5.8%, compared with net sales of $4.7 million for the fiscal year 2006 second quarter.
For the fiscal year 2007 first half, net sales were $30.4 million, an increase of $2.2 million or 7.8%, compared with net sales of $28.2 million for the fiscal year 2006 first half. Distribution Products net sales for the fiscal year 2007 first half were $20.4 million, an increase of $1.6 million or 8.6%, compared with net sales of $18.8 million for the fiscal year 2006 first half. Calibration Services net sales for the fiscal year 2007 first half were $10.0 million, an increase of $0.6 million or 6.1%, compared with net sales of $9.4 million for the fiscal year 2006 first half.
In evaluating the Company’s results for the fiscal year 2007 second quarter and first half, the following factors should be taken into account. First, product purchase rebates received in the prior year quarter were approximately $100,000 higher than those received in the current quarter. Second, the Company adopted SFAS 123R, which requires the expensing of stock options, at the beginning of the fiscal year 2007. Approximately $100,000 of stock option expense was recorded in the current quarter and $240,000 has been recorded year to date. Third, results for the fiscal year 2007 second quarter include a $137,000 provision for income taxes and $189,000 has been recorded year to date. In the fiscal year 2006 second quarter and first half, the provisions for income taxes were offset by an equal reduction in the Company’s deferred tax asset valuation allowance with no impact on net income. A large portion of the Company’s deferred tax asset valuation allowance was reversed in the fiscal year 2006 fourth quarter.
Net income for the fiscal year 2007 second quarter decreased by $0.1 million to $0.2 million, or $0.03 per diluted share, compared to $0.05 per diluted share, in the fiscal year 2006 second quarter. Net income for the fiscal year 2007 first half was $0.4 million, or $0.05 per diluted share, compared to $0.5 million, or $0.07 per diluted share for the fiscal year 2006 first half.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through twelve Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
- Statistical Tables Follow -
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Transcat, Inc.
Page Four - October 10, 2006
TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September	September	September	September
	23, 2006	24, 2005	23, 2006	24, 2005
Product Sales	$9,880	$9,412	$20,417	$18,797
Service Sales	4,980	4,707	9,963	9,387

Net Sales	14,860	14,119	30,380	28,184

Cost of Products Sold	7,415	7,087	15,244	14,213
Cost of Services Sold	3,897	3,423	7,728	6,757

Total Cost of Products and Services Sold	11,312	10,510	22,972	20,970

Gross Profit	3,548	3,609	7,408	7,214

Selling, Marketing, and Warehouse Expenses	1,807	1,850	3,942	3,943
Administrative Expenses	1,222	1,247	2,610	2,429

Total Operating Expenses	3,029	3,097	6,552	6,372

Operating Income	519	512	856	842

Interest Expense	90	109	184	223
Other Expense	46	54	120	96

Total Other Expense	136	163	304	319

Income Before Income Taxes	383	349	552	523
Provision for Income Taxes	137	-	189	-

Net Income	$246	$349	$363	$523

Basic Earnings Per Share	$0.04	$0.05	$0.05	$0.08
Average Shares Outstanding (in thousands)	6,902	6,618	6,864	6,574

Diluted Earnings Per Share	$0.03	$0.05	$0.05	$0.07
Average Shares Outstanding (in thousands)	7,425	7,315	7,377	7,269
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Transcat, Inc.
Page Five - October 10, 2006
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September	March
	23, 2006	25, 2006
ASSETS
Current Assets:
Cash	$97	$115
Accounts Receivable, less allowance for doubtful accounts of $79 and $63 as of September 23, 2006 and March 25, 2006, respectively	7,138	7,989
Other Receivables	378	-
Finished Goods Inventory, net	4,003	3,952
Prepaid Expenses and Deferred Charges	818	732
Deferred Tax Asset	1,069	1,038

Total Current Assets	13,503	13,826
Property, Plant and Equipment, net	2,598	2,637
Assets Under Capital Leases, net	17	50
Goodwill	2,967	2,967
Prepaid Expenses and Deferred Charges	58	113
Deferred Tax Asset	1,445	1,624
Other Assets	277	271

Total Assets	$20,865	$21,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,811	$4,219
Accrued Payrolls, Commissions, and Other	1,606	2,530
Income Taxes Payable	61	102
Current Portion of Term Loan	604	667
Capital Lease Obligations	21	56
Revolving Line of Credit	3,475	3,252

Total Current Liabilities	9,578	10,826
Term Loan, less current portion	83	353
Deferred Compensation	125	118
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	11,330	12,841

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,174,689 and 7,048,028 shares issued as of September 23, 2006 and March 25, 2006, respectively; 6,908,341 and 6,791,240 shares outstanding as of September 23, 2006 and March 25, 2006, respectively	3,587	3,524
Capital in Excess of Par Value	5,091	4,641
Warrants	329	329
Unearned Compensation	(47)	(15)
Accumulated Other Comprehensive Gain	275	181
Retained Earnings	1,238	875
Less: Treasury Stock, at cost, 266,348 and 256,788 shares as of September 23, 2006 and March 25, 2006, respectively	(938)	(888)

Total Stockholders’ Equity	9,535	8,647

Total Liabilities and Stockholders’ Equity	$20,865	$21,488

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Transcat, Inc.
Page Six - October 10, 2006
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Six Months Ended
	September	September
	23, 2006	24, 2005
Cash Flows from Operating Activities:
Net Income	$363	$523
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Taxes	148	-
Depreciation and Amortization	769	610
Provision for Doubtful Accounts Receivable	47	13
Provision for Returns	1	(3)
Provision for Slow Moving or Obsolete Inventory	(5)	6
Common Stock Expense	304	44
Amortization of Unearned Compensation	24	24
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	515	1,474
Inventories	(46)	456
Prepaid Expenses, Deferred Charges, and Other	(280)	(421)
Accounts Payable	(408)	(414)
Accrued Payrolls, Commissions, and Other	(924)	(277)
Income Taxes Payable	(41)	-
Deposits	-	(37)
Deferred Compensation	-	(6)

Net Cash Provided by Operating Activities	467	1,992

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(454)	(362)

Net Cash Used in Investing Activities	(454)	(362)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	223	(1,494)
Payments on Term Loans	(333)	(424)
Payments on Capital Leases	(35)	(32)
Issuance of Common Stock	110	229

Net Cash Used in Financing Activities	(35)	(1,721)

Effect of Exchange Rate Changes on Cash	4	80

Net Decrease in Cash	(18)	(11)
Cash at Beginning of Period	115	106

Cash at End of Period	$97	$95

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